Exhibit 99.5

CONSENT OF ELMER G. MCLAUGHLIN

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as a person about to become a director of Civista Bancshares, Inc. (“Civista”) in the Joint Proxy Statement/Prospectus of Civista and United Community Bancorp (“United Community”) included in the Registration Statement on Form S-4 of Civista, filed pursuant to the Securities Act in connection with the Agreement and Plan of Merger, dated as of March 11, 2018, by and among Civista and United Community, pursuant to which United Community will merge with and into Civista, with Civista as the surviving entity.

/s/ Elmer G. McLaughlin
Elmer G. McLaughlin
May 9, 2018